Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Bryant Potter	Iris Griffin
(800) 562-9308	(803) 217-6916	(803) 217-6642

SCANA Reports Financial Results for Second Quarter of 2017

Cayce, S.C., August 3, 2017... SCANA Corporation (NYSE: SCG) today announced earnings for the second quarter of 2017 of $121 million, or earnings per share of $0.85, compared to $105 million, or earnings per share of $0.74, for the second quarter of 2016.

For the first six months of 2017, SCANA reported earnings of $292 million, or earnings per share of $2.04, compared to $281 million, or earnings per share of $1.97, for the same period in 2016.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company
Reported earnings for the second quarter of 2017 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $126 million, or earnings per share of 88 cents, compared to $113 million, or 79 cents per share, in the same quarter of 2016. Electric margins benefited from a Base Load Review Act rate increase and customer growth, and although weather was hotter than normal during the second quarter of both 2017 and 2016, it was slightly less hot in the second quarter of 2017. Additionally, higher gas margins from a Rate Stabilization Act rate increase and lower operations and maintenance expenses were partially offset by increases to our capital program including interest expense, depreciation, and property taxes. Abnormal weather increased earnings by 4 cents per share in the second quarter of 2017, compared to abnormal weather contributing 5 cents per share in the second quarter of 2016. As of June 30, 2017, SCE&G was serving approximately 718,000 electric customers and 362,000 natural gas customers, up 1.6 and 2.9 percent, respectively, over 2016.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported second quarter 2017 earnings of $2 million, or 1 cent per share, compared to a breakeven result in the same quarter of 2016. This increase is primarily attributable to higher gas margins from customer growth and a rate increase that became effective November 1, 2016. At June 30, 2017, PSNC Energy was serving approximately 548,000 customers, an increase of 2.6 percent over the previous year.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported second quarter 2017 earnings of $1 million, or 1 cent per share, compared to breakeven results in the second quarter of 2016. This increase is primarily due to higher gas margins in the second quarter of 2017 versus the same quarter of the prior year.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include the holding company, reported a loss of $7 million, or 5 cents per share in the second quarter of 2017, compared to a loss of $8 million, or 5 cents per share in the second quarter of 2016.

EARNINGS OUTLOOK

Based on 2016 GAAP earnings per share of $4.16, the Company estimates its targeted average annual earnings per share growth rate range to be 2 to 4 percent over the next 3 to 5 years due to incremental electric margins attributable to abnormal weather in 2016.  Due to the significance of weather to SCE&G’s earnings and its unpredictability, the Company is not able to provide 2017 GAAP earnings guidance.

For 2017, the Company reaffirms its guidance for 2017 GAAP-Adjusted Weather-Normalized earnings per share of $4.15 to $4.35, with an internal target of $4.25 per share.

In addition to the GAAP basis long-term growth rate guidance above, the Company estimates its targeted average annual growth rate for GAAP-Adjusted Weather-Normalized earnings per share to be 4 to 6 percent over the next 3 to 5 years based on 2016 GAAP-Adjusted Weather-Normalized earnings per share of $3.97. 2016 GAAP-Adjusted Weather-Normalized earnings per share reflect downward adjustments of 28 cents per share pre-tax and a tax effect of 9 cents per share for a net of tax 19 cents per share to normalize weather in the electric business.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in part in making budgetary and operational decisions, including determining eligibility for certain incentive compensation payments. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, August 3, 2017. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through August 17, 2017. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10107619.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through August 17, 2017.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 718,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT
Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) uncertainties relating to the bankruptcy filing by the members of the Consortium building the New Units, including the effect of the anticipated rejection of the EPC Contract and the determination to cease construction of the New Units; (2) the ability of SCANA and its subsidiaries (the Company) to recover through rates the costs expended on the New Units under the abandonment provisions of the BLRA; (3) the ability of the Company to recover amounts due from the Consortium or from Toshiba under its payment guaranty and related settlement agreement; (4) changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize credits and deductions, particularly in light of the abandonment of construction of the New Units; (5) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (6) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions affecting the abandonment of the New Units; (7) current and future litigation; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the Company’s cost of and access to capital and sources of liquidity; (9) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (10) the results of efforts to ensure the physical and cyber security of key assets and processes; (11) changes in the economy, especially in areas served by subsidiaries of SCANA; (12) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (13) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (14) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (15) growth opportunities for SCANA’s regulated and other subsidiaries; (16) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries are located and in areas served by SCANA’s subsidiaries; (17) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (18) payment and performance by counterparties and customers as contracted and when due; (19) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for electric generation and transmission; (20) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (21) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (22) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses; (23) labor disputes; (24) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (25) inflation or deflation; (26) changes in interest rates; (27) compliance with regulations; (28) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (29) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

Capitalized terms not otherwise defined herein have the meanings as set forth in the Company’s most recent periodic report filed with the Securities and Exchange Commission.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Revenues:
Electric	$679	$626	$1,256	$1,217
Gas-Regulated	140	127	461	426
Gas-Nonregulated	182	152	456	434
Total Operating Revenues	1,001	905	2,173	2,077

Operating Expenses:
Fuel Used in Electric Generation	161	130	297	267
Purchased Power	21	17	32	29
Gas Purchased for Resale	227	192	597	551
Other Operation and Maintenance	181	191	360	371
Depreciation and Amortization	95	92	189	183
Other Taxes	67	62	133	125
Total Operating Expenses	752	684	1,608	1,526
Operating Income	249	221	565	551

Other Income (Expense)
Other Income	16	14	33	30
Other Expense	(9)	(10)	(18)	(24)
Interest Charges, Net	(88)	(83)	(175)	(166)
Allowance for Equity Funds Used During Construction	9	9	18	15
Total Other Income (Expense)	(72)	(70)	(142)	(145)

Income Before Income Tax Expense	177	151	423	406
Income Tax Expense	56	46	131	125

Net Income	$121	$105	$292	$281

Earnings Per Share of Common Stock	$0.85	$0.74	$2.04	$1.97
Weighted Average Shares Outstanding (Millions):	142.9	142.9	142.9	142.9
Dividends Declared Per Share of Common Stock	$0.6125	$0.575	$1.225	$1.150

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
SC Electric & Gas	$0.88	$0.79	$1.67	$1.60
PSNC Energy	0.01	0.00	0.31	0.25
SCANA Energy	0.01	0.00	0.11	0.17
Corporate and Other	(0.05)	(0.05)	(0.05)	(0.05)
Earnings per Share	$0.85	$0.74	$2.04	$1.97

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Six Months Ended
	June 30,	June 30,
2016 Earnings per Share	$0.74	$1.97

Variances:
Electric Margin (Non-Weather)	0.10	0.22
Electric Margin (Weather)	(0.01)	(0.20)
Natural Gas Margin	0.03	0.06
Operations & Maintenance Expense	0.04	0.06
Interest Expense (Net of AFUDC)	(0.02)	(0.03)
Depreciation	(0.01)	(0.03)
Property Taxes	(0.02)	(0.04)
Other Income	0.01	0.03
Effective Tax Rate Change	(0.01)	0.00
Variances in Earnings per Share	0.11	0.07

2017 Earnings per Share	$0.85	$2.04